Exhibit 10.2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is entered into effective as of November 1, 2015 (the “Agreement Date”) between Lifelogger Technologies Corp., a Nevada corporation (“Company”), and Andres Espineira (the “Consultant”). For purposes hereof, Company and Consultant may collectively be referred to as the “Parties”.

BACKGROUND INFORMATION

A.	WHEREAS, Company desires to contract for certain services as described on the attached Schedule A from Consultant pursuant to the terms and conditions of this Agreement; and

B.	WHEREAS, Consultant desires to provide services to Company, as requested in writing by the Company Contact Person referenced above, upon the terms and subject to the conditions of this Agreement.

PROVISIONS

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	SERVICES, COMPENSATION, WARRANTY, REPRESENTATION.

1.1	Consultant agrees to provide those services to Company as such services are requested in writing by the Company and otherwise all in accordance with the provisions of this Agreement as set forth in Schedule A (the “Services”).

1.2	Company will pay those expenses of Consultant, which are incurred in connection with Consultant’s delivery of Services hereunder, provided Company approves such expenses in advance. Consultant shall deliver to Company copies of all expense receipts at the time of submission of invoices. In addition, Consultant agrees to provide Company with applicable tax forms (e.g. Form W-9) upon Company’s request.

1.3	Consultant warrants that the Services to be provided under this Agreement shall be performed by Consultant, or if this Agreement is with an entity, qualified personnel in a professional manner conforming to generally accepted industry standards and practices. This warranty shall be valid for a period of thirty (30) days from the performance of the relevant Services. The Parties agree that Consultant’s sole obligation with respect to the Services covered by this limited warranty shall be to correct the nonconformity or to refund the fees paid for the affected Services.

1.4	Consultant agrees to have each employee or Consultant of Consultant who provides any services under this Agreement to Company sign the Company’s standard Confidentiality Agreement, Work for Hire Agreement, Certificate of Originality in the form attached hereto on Schedule B. All such forms must signed prior to the performance of any work by such individual. Company may withhold payment on any amounts billed for individuals who have not signed Company’s required forms.

2.	STATUS OF CONSULTANT. In performing the Services, nothing in this Agreement shall be construed to create the relationship of employer-employee, principal-agent or master-servant, either expressed or implied. Further, the relationship between the Parties is that of contract, Consultant being an independent contractor, free from interference or control by Company in the performance of Services, subject only to the terms of this Agreement. Neither Company nor Contractor has the authority to bind or incur any obligation for the other, and each agrees that Contractor will not hold itself out to any third party as having, or act toward any third party in any manner which would suggest that they have, any such authority.

3.	TAX AND INSURANCE. Consultant acknowledges that, as an independent contractor, Consultant is not covered by Company’s workers’ or unemployment compensation insurance. Additionally, Consultant agrees that no withholding will be made by Company for any federal, state, local, social security, Medicare or other taxes (for any governmental or other agency) from any amounts paid to Consultant by Company under this Agreement. Consultant further agrees to be solely and personally responsible for the payment of all such taxes from the compensation or other remuneration paid Consultant under this Agreement.

4.	DEFINITION OF CONFIDENTIAL INFORMATION.

4.1	For purposes of this Agreement, the term “Confidential Information” means all of the following materials and information (whether or not reduced to writing and whether or not patentable or protectable by copyright) which Consultant receives or receives access to in connection with its providing Services to Company: this Agreement, financial information, business formulas, compilation of information and records, including information relating to products, prices charged and paid by Company, research, development, inventions, name or names of customers and potential customers and trade secrets of Company; (ii) any information related to the business, marketing, sales and financial strategies of Company; (iii) computer software, copyrights, and related documentation and all existing and future products and technology developed or derived therefrom; (iv) any information or materials received by Company from a third party which Company is under a covenant to maintain its confidentiality, provided Company notifies Consultant of its obligation; and (v) any other materials or information related to the business or activities of Company which are not generally known to others engaged in similar businesses or activities.

4.2	Failure to mark any of the Confidential Information as proprietary or secret shall not affect its status as part of the Confidential Information under the terms of this Agreement.

5.	TREATMENT OF INFORMATION.

5.1	Consultant acknowledges that, as a result of its providing Services to Company, Consultant will have access to and may be making use of, Company’s Confidential Information. Consultant also agrees that all software and related documentation of Company is deemed a valuable trade secret of Company. Consultant agrees that all of such Confidential Information:

(a)	Shall not be distributed, disclosed or disseminated in any way or form by Consultant to any third party except with the prior written permission of Company;

(b)	Shall be treated by Consultant with the same degree of care to avoid disclosure to any third party as is used with respect to Consultant’s own information of like importance which is to be kept secret, but no less than a reasonable amount of care under the circumstances; and

(c)	Shall not be used by Consultant for Consultant’s own purposes except as otherwise expressly stated herein, without the express prior written permission of Company.

5.2	Consultant agrees that all right, title and interest in any Confidential Information and any changes, modification, enhancements or derivative works therefrom shall be and remain the exclusive property of Company. All notes, data, tapes, disks, reference items, memoranda, records, apparatus and other materials in any way relating to any of the Confidential Information or to Company’s business shall belong exclusively to Company.

5.3	The Parties agree that all Services (and all resulting work products) performed hereunder shall be work-for-hire for the benefit of Company. Consultant hereby assigns all of Consultant’s rights in all intellectual property (including, but not limited to, trade secrets, know-how, inventions, copyrights, designs, computer programs and software techniques) that Consultant conceives or develops in connection with or related to the Services provided to Company. During and after the Term, Consultant will do whatever is requested by Company, at its expense, to transfer of all said work to Company and to sign documents or otherwise assist in obtaining, confirming, and enforcing Company’s rights in the assigned property.

6.	NON-SOLICATION OF Company EMPLOYEES, PROTECTION OF TRADE SECRETS.

6.1	During the Term, Consultant may learn Confidential Information essential to the business and competitive position of Company, including, without limitation, customer information, business strategies, financial information, employee information, source and object codes, and other trade secrets that would unfairly disadvantage Company were Consultant to use or disclose such information in business activities competitive with Company. To protect Company’s Confidential Information and its relationships with its employees, Consultant will not, during the Term and for two (2) years immediately following its termination for Cause (as hereinafter defined) by the Company or termination by Consultant as provided for in Section 8.2(d) (or expiration, if applicable), either as an individual on Consultant’s own account or as a partner, employee, agent, Consultant, officer, director, stockholder, or otherwise:

(a)	Own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent Consultant or otherwise with, any corporation, partnership, proprietorship, firm, association or other business entity, or otherwise engage in any business, which is in competition with the business of the Company as and where conducted by it at the time of such termination; provided, however, that the ownership of not more than five percent (5%) of any class of publicly traded securities of any entity shall not be deemed a violation of this covenant;

(b)	Reveal the name of, contract with, solicit, persuade, interfere with or endeavor to entice away from the Company or any of its affiliates or subsidiaries, any of the Company’s customers or users of its software, or enter into any agreement with the Company’s customers and software users (or any person or entity affiliated with then) with respect to the sale, purchase or use of software that offers functionality substantially similar to the Company’s software products. In addition to, and not in limitation of the other provisions hereof, Consultant shall not at any time in any manner interfere with, disturb, disrupt, decrease or otherwise jeopardize the relationship between the Company and its customers and software users or do or permit to be done anything which may tend to take away or diminish the trade, business or good will of the Company with its Customers or software users or give to any person the benefit or advantage of the Company’s relationship with such persons; or

(c)	Hire, solicit for hire, refer, or retain the services of any Company employee or contractor for any matter whatsoever during the Term and for one year following its termination period of time which said employee is employed by Company or who has been employed by the Company within six (6) months.

6.2	Nondisclosure; Return of Materials. During the Term and following termination hereof, Consultant will not disclose (except as required by his duties to the Company or force of law), any concept, design, process, technology, trade secret, customer list, plan, embodiment or invention, any other intellectual property (“Intellectual Property”) or any other confidential information, whether patentable or not, of Company of which Consultant becomes informed or aware during his tenor with Company, whether or not developed by Consultant. In the event of the termination or expiration of this Agreement, Consultant will return to the Company all documents, data and other materials of whatever nature, including, without limitation, drawings, specifications, research, reports, embodiments, software and manuals that pertain to his services to the Company or to any Intellectual Property and shall not retain or cause or allow any third party to retain photocopies or other reproductions of the foregoing.

7.	REASONABLENESS OF RESTRICTIVE COVENANTS AND SEVERABILITY.

7.1	Consultant has carefully read and considered the provisions of Sections 5, 6 and 7 of this Agreement, and having done so, agrees that the restrictions in such sections are fair and reasonable and are reasonably required for the protection of the interests of Company.

7.2	In the event that a court of competent jurisdiction shall determine that any of the foregoing restrictions are unenforceable, the parties hereto agree that it is their desire that such court substitute an enforceable restriction in place of any restriction deemed unenforceable, and that the substitute restriction be deemed incorporated herein and enforceable against Consultant. It is the intent of the parties hereto that the court, in so determining any such enforceable substitute restriction, recognize that it is their intent that the foregoing restrictions be imposed and maintained to the greatest extent possible. The foregoing shall not be interpreted to limit any party’s rights to appeal.

7.3	Sections 7 and 8 of this Agreement shall survive the termination of this Agreement for any reason whatsoever and Consultant’s engagement in connection herewith.

8.	TERM AND TERMINATION OF THE AGREEMENT.

8.1	Company hereby agrees to retain Consultant and Consultant agrees to provide the Services on the terms and conditions hereinafter set forth.. Subject to the provisions for termination hereinafter provided, the term of this Agreement shall begin on the date hereof and shall end (“Termination Date”) forty (40) months after the Effective Date (the “Term”). Notwithstanding the foregoing, the Term may end on a date that it is earlier terminated by Consultant or the Company in accordance with the provisions of Paragraph 8.2 below.

8.2	The services of the Consultant:

(a)	shall be terminated automatically upon the death or Disability of Consultant;

(b)	may be terminated for Cause at any time by the Company, with any such termination not being in limitation of any other right or remedy the Company may have under this Agreement or otherwise;

(c)	if the Asset Purchase Agreement entered into among the Company, Pixorial, Inc. and Consultant dated as of November 10, 2015 (the “APA”) is terminated for any reason, the Company may terminate this Agreement at any time without Cause with 15 days’ advance notice to Consultant;

(d)	may be terminated at any time by Consultant with thirty (30) days’ advance notice to the Company; or

(e)	may be terminated at any time by Consultant if the Company materially breaches this Agreement and fails to cure such breach within thirty (30) days of written notice of such breach from Consultant, provided that Consultant has given notice of such breach within ninety (90) days after he has knowledge thereof and the Company did not have Cause to terminate Consultant at the time such breach occurred.

8.3	Upon any termination, Consultant shall be deemed automatically to have resigned from all offices and any directorship held by him in the Company, unless the Company informs Consultant otherwise.

8.4	Consultant’s services for all purposes shall be deemed to have terminated as of the effective date of such termination hereunder (the “Date of Termination”), irrespective of whether the Company has a continuing obligation under this Agreement to make payments or provide benefits to Consultant after such date.

9.	Certain Termination Payments.

9.1	If Consultant’s services are terminated by the Company with Cause or are terminated pursuant to Paragraph 8.2 (d) hereof, Consultant shall be entitled to no further compensation or other payments or benefits under this Agreement, except as to that portion of any unpaid compensation and benefits accrued and earned by him under Schedule A up to and including the Date of Termination. If this Agreement is terminated by the Company without Cause or by Consultant pursuant to Section 8.2(e), then Consultant shall be entitled to the Consulting Fees payable monthly for the balance of the Term and the immediate vesting of the Stock Options.

9.2	“Cause” means:

(a)	Consultant’s conviction of, or plea of “no contest” to, a felony;

(b)	Consultant’s willfully engaging in an act or series of acts of gross misconduct that result in demonstrable and material injury to the Company;

(c)	Consultant’s willful and continued failure to perform substantially his duties with the Company after a demand in writing for substantial performance is delivered by the Company, which demand specifically identifies the manner in which the Company believes that the Consultant has not substantially performed his duties; or

(d)	Consultant’s repeated and willful failure to follow the written directives of the Company in connection with his duties hereunder.

9.3	Unless otherwise agreed upon in writing by the Parties, Consultant shall cease performing Services and shall submit an invoice for any amounts which may be due Consultant under this Agreement as of the date of termination;

9.4	Consultant shall deliver to Company all Confidential Information and materials, including those materials referred to in Sections 4 and 5 of this Agreement, together with all copies thereof, in Consultant’s possession or under Consultant’s control and to certify in writing to Company that all of such materials have so been returned.

10.	MISCELLANEOUS.

10.1	The duties and obligation of Sections 3, 4, 5, 6, 7, 8 and 9 of this Agreement shall survive the termination of this Agreement. Consultant will indemnify Company for damages, liabilities and costs associated with Consultant’s breach of any of the provisions of this Agreement or the intentional acts of Consultant.

10.2	All communications between the Parties with respect to any of the provisions of this Agreement shall be in writing, and shall be sent by personal delivery or by airmail, facsimile transmission or other commercial means of rapid delivery, postage or costs of transmission and delivery prepaid, to Consultant as set forth in the preamble of this Agreement, or to Company (attention Company Contact Person with a copy to Legal Department), until such time as either Party provides the other not less than ten (10) days’ prior written notice of a change of address in accordance with these provisions.

10.3	This Agreement is based on the personal services of Consultant. No Services or rights or obligations associated therewith may be assigned or transferred by Consultant without the prior written consent of Company. Any attempt by Consultant to assign or transfer any of the rights, duties, or obligations of this Agreement without Company’s written consent is void.

10.4	Consultant understands and agrees that Company may suffer irreparable harm in the event that Consultant breaches any of Consultant’s obligations under this Agreement. Accordingly, Consultant agrees that, in the event of said breach, Company, in addition to any other rights, remedies or damages available to it at law or in equity, Company may be entitled to a temporary restraining order, preliminary injunction and permanent injunction in order to prevent or to restrain any such breach by Consultant.

10.5	Consultant represents that Consultant’s performance of all the terms of this Agreement and any Services to be rendered as an independent Consultant of Company do not and shall not breach any fiduciary or other duty or any covenant, agreement or understanding (including, without limitation, any agreement relating to any proprietary information, knowledge or data acquired by Consultant in confidence, trust or otherwise prior to its performing consulting services for Company) to which Consultant is a party or by the terms of which Consultant may be bound. Consultant covenants and agrees that Consultant shall not disclose to Company, or induce Company to use, any such proprietary information, knowledge or data belonging to any previous employer, Consultant or others. Consultant further covenants and agrees not to enter into any agreement or understanding, either written or oral, in conflict with the provisions of this Agreement.

10.6	This Agreement shall be interpreted and enforced in accordance with the laws of the State of Florida. Each of the parties submits to the jurisdiction of any state or federal court sitting in Palm Beach County, Florida, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined by any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto. Consultant agrees and consents to venue in Palm Beach County, Florida and to the in personam jurisdiction of the aforementioned courts.

10.7	This Agreement and the agreements referenced herein represent the sole and entire agreement between the parties and supersedes any and all prior agreements, negotiations, and discussions between the parties or their respective counsel with respect to the subject matters covered in this Agreement. This Agreement may be modified only by a writing signed by both parties.

10.8	If either party initiates proceedings for the other’s breach of this Agreement, the prevailing party shall recover attorneys’ fees and costs, including such fees and costs on any enforcement or appeal proceedings.

10.9	This Agreement may be executed in two counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same document.

[This space intentionally blank. Signatures follow.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Agreement Date first above written.

CONSULTANT:	LifeLogger Technologies Corp.,
A Nevada corporation

/s/ Andres Espineira	By:	/s/ Stewart Garner
Andres Espineira		Stewart Garner
Chief Executive Officer

INDEPENDENT CONSULTANT AGREEMENT

SCHEDULE A

Description of Services:	Consultant shall serve as a consultant to the Company and shall perform diligently such duties as are may be reasonably required from time to time by the Company or its Chief Executive Officer.

Estimated Time Commitment	Consultant shall devote his full time efforts to the Services provided to the Company.

Rates/Fees:

1. Compensation.

(a) For all services he may render to the Company during thes Term, the Company shall pay to Consultant the sum of $8,000 per month (the “Consulting Fee”).

(b) Other Compensation. Such other compensation as determined by the Company’s Board of Directors .

(c) Time Off. Consultant shall be entitled to two (2) weeks annually wherein the Consultant will not be required to devote his full time and attention to the Company’s business, without reduction in compensation. Consultant shall notify the Company of his intention to take time off.

2. Consultant Stock Awards Plan. During the Term, and assuming that the Company has closed under the terms of the APA (“Closing”), Consultant shall be awarded stock options to purchase a total of 6,000,000 shares of the Company’s common stock, which stock options shall (i) be exercisable at market value as determined by the closing price of the Company’s stock as quoted on the OTC Markets as of October 31, 2015; and (ii) one –third (1/3) of the options shall vest on each anniversary of the Closing so long as Consultant continues to provide services to the Company subject to the terms of the Stock Option Agreement attached hereto as Exhibit A.

Consultant Signature:	LIFELOGGER TECHNOLOGIES CORP.

/s/ Andres Espineira	By:	/s/ Stewart Garner
ANDRES ESPINEIRA	Its:	Chief Executive Officer

Schedule B

LIFELOGGER TECHNOLOGIES CORP.., Inc.

Independent Consultant – Confidentiality Agreement, Work-for-Hire Agreement

1.	Engagement. LIFELOGGER TECHNOLOGIES CORP., Inc. (“Company”) hereby accepts Andres Espineira (hereinafter “Consultant”) to perform services for Company under a contract between Company and Andres Espineira (the “Independent Consultant Agreement”), and Consultant agrees to perform such services all upon the terms and conditions in this Agreement.

2.	Term. Unless sooner terminated pursuant to the provisions of the Independent Consultant Agreement, the term of this engagement under this Agreement shall be for as long as Consultant provides services to Company hereunder, with Consultant acknowledging that Consultant may be terminated at any time.

3.	Confidentiality & Non-Disclosure. Both during and after Consultant’s engagement, Consultant shall not disclose to anyone outside Company any “Confidential & Proprietary Information” and “Trade Secrets” and shall use such information only for Company’s business purposes, and shall provide Company with notice of any inadvertent disclosure of such information. “Confidential & Proprietary Information” is defined as information that has not been made publicly available by Company or the third party owner of such information. It includes Developments (defined in Section 6), computer software, technical data, specifications, designs, concepts, discoveries, copyrights, improvements, product plans, research and development, financial information, customer lists, leads, and/or marketing programs. “Trade Secrets” is defined as the software products, including related documentation of Company and such other information that constitutes a trade secret under applicable law.

4.	Consultant shall not disclose to Company, use in Company’s business, or cause Company to use any information or material which is confidential to any third party unless Company has a written agreement with the third party allowing Company to receive and use the confidential information or materials. Consultant will not incorporate into Consultant’s work any material that is subject to the copyrights of any third party unless Company has the right to copy and incorporate such copyrighted material.

5.	Surrender of Records & Property. Upon the termination of the Consultant’s engagement, for any reason whatsoever, the Consultant agrees to surrender to Company, in good condition, all records pertaining to Company’s business operations and related to any work performed for Company, all Company property, and any and all third party property, including all Confidential & Proprietary Information, Trade Secrets, drawings, computer programs or copies thereof, documentation, notebooks and notes, reports and any other materials on electronic or printed media. Included are any documents or media containing the names, addresses, and other information with regard to customers or potential customers of the Company, which have been served by the Consultant.

6.	Invention Assignment. Consultant hereby grants, transfers and assigns to Company all of Consultant’s rights, title and interest, if any, in any and all Developments, including rights to translation and reproductions in all forms or formats and the copyrights and patent rights thereto, if any, and Consultant agrees that Company may copyright said materials in Company’s name and secure renewal, reissues and extensions of such copyrights for such periods of time as the law may permit. “Developments” is defined as any idea, invention, process, design, concept, or useful article (whether the design is ornamental or otherwise), computer program, documentation, literary work, audiovisual work and any other work of authorship, hereafter expressed, made or conceived in the scope of Consultant’s employment or engagement and solely or jointly by Consultant during Consultant’s engagement whether or not subject to patent, copyright or other forms of protection.

7.	Consultant acknowledges that the copyrights in Developments created by Consultant belong to Company by operation of law, or may belong to a party engaged by Company by operation of law pursuant to a works for hire contract between Company and such contracted party. To the extent the copyrights in such works may not be owned by Company or such contracted party by operation of law, Consultant hereby assigns to Company or such contracted party, as the case may be, all copyrights (if any) Consultant may have in Developments.

8.	Items not assigned must be listed and described on the attached “Schedule of Separate Works.” Consultant agrees not to include any part of such items in the materials Consultant prepares for Company unless and until such items are licensed or assigned to Company under separate written agreement.

9.	At all times hereafter, Consultant agrees promptly to disclose to Company all Developments, to execute separate written assignments to Company at Company’s request, and to assist Company in obtaining patents or copyrights in the U.S. and in other countries, on any Developments assigned to Company that Company, in its sole discretion, seeks to patent or copyright. Consultant also agrees to sign all documents, and do all things necessary to obtain such patents or copyrights, to further assign them to Company, and to reasonably protect them and Company against infringement by other parties at Company expense with Company prior approval.

10.	Consultant irrevocably appoints any Company-selected designee to act, at all time hereafter, as his or her agent and attorney-in-fact to perform all reasonable acts to obtain patents and/or copyrights related to Developments as defined and required by this Agreement if Consultant (i) refuses to perform those acts or (ii) is unavailable, within the meaning of the United States Patent and Copyright laws. Consultant expressly intends it that the foregoing power of attorney be coupled with an interest.

11.	Consultant shall keep complete, accurate, and authentic information and records on all Developments in the manner and form reasonably requested by Company. Such information and records, and all copies thereof, shall be the property of Company as to any Developments assigned to Company. Consultant agrees to promptly surrender such information and records at the request of Company as to any Developments.

12.	Non-Solicitation. Consultant shall not employ or engage or attempt to employ or engage the services of any employee of Company, either directly or through the agency of a third party during the term of, or within one (1) year after, the termination of Consultant’s employment with Company.

13.	Conflict of Interest. Consultant agrees to devote their primary efforts to the service of Company and the promotion of Company’s interests. Consultant further agrees never to enter into any relationship, and to immediately sever any existing relationship, whether such relationship is one for monetary gain, or not, that compromises Consultant’s ability to act in the best interests of Company, or detracts from Consultant’s ability to perform Consultant’s responsibilities and obligations.

14.	Entire Agreement & Termination. This Agreement and the Independent Consultant Agreement represents the entire understanding and agreement between the parties with respect to the subject matter hereof, and supersedes all other negotiations, understandings and representations (if any) made by and between such parties.

15.	Jurisdiction and Venue. The parties acknowledge that a substantial portion of negotiations, anticipated performance and execution of this Agreement occurred or shall occur in Miami-Dade County, Florida, and that, therefore, without limiting the jurisdiction or venue of any other federal or state courts, each of the parties irrevocably and unconditionally (a) agrees that any suit, action or legal proceeding arising out of or relating to this Agreement may be brought in the courts of record of the State of Florida in Palm Beach County or the court of the United States, Southern District of Florida; (b) consents to the jurisdiction of each such court in any such suit, action or proceeding; (c) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any of such courts; and (d) agrees that service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws or court rules in said state.

16.	Consultant Representations, Warranties, and Acknowledgments. Consultant represents and warrants to Company that Consultant is fully empowered to enter and perform Consultant’s obligations under this Agreement. Consultant further warrants that Consultant is under no restrictive covenants to any person or entity that will be violated by entering into and performing this Agreement. Consultant agrees that this Agreement constitutes the valid and legally binding obligation of Consultant enforceable in accordance with its terms.

17.	Severability. If any part of this Agreement or any other Agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year as indicated below.

LIFELOGGER TECHNOLOGIES CORP.,

A Nevada corporation

By:	/s/ Stewart Garner	Date: November 10, 2015

Printed Name: Stewart Garner

CONSULTANT:	Date: November 10, 2015

/s/ Andres Espineira
Printed Name: Andres Espineira

SCHEDULE OF SEPARATE WORKS

The following are works that are not assigned by Section 8 of the Independent Consultant – Confidentiality Agreement, Work-for-Hire Agreement, in which Consultant has any right, title or interest, and which were conceived or written either wholly or in part by Consultant, prior to or outside the scope of Consultant’s engagement by Company.

DESCRIPTION: (If none, enter the word “None”)

Pixorial’s intellectual property covered under license and eventually under PIIA agreement.

Indicate any item listed above that has been published, registered as a copyright, or is or has been the subject of a patent application:

Pixorial.com has been registered with copyright office.

Indicate the name of such organization or third party that also has rights in any of the listed items (such as former employers, partners, etc.):

Pixorial.

The foregoing is complete and accurate to the best of Consultant’s knowledge.

/s/ Andres Espineira
Consultant’s Signature: Andres Espineira	Date: November 10, 2015

Consultant’s Printed Name: Andres Espineira